ADOLFO HENRIQUES TO SUCCEED ROBERT W. ANESTIS AS FLORIDA EAST COAST
                           INDUSTRIES CHAIRMAN AND CEO

    ST. AUGUSTINE, Fla., Feb. 10 /PRNewswire-FirstCall/ -- Florida East Coast Industries Inc. (NYSE: FLA)("FECI") announced today that Mr. Adolfo Henriques has been appointed Chairman, President and Chief Executive Officer succeeding Mr. Robert W. Anestis effective on or about March 28, 2005. Mr. Anestis will remain in his current capacity until then to ensure a seamless transition.

    Mr. Henriques, 51, Regional CEO of Regions Bank (South)(NYSE: RF), is a seasoned executive with deep ties in Florida, particularly South Florida, where FECI has significant commercial real estate, raw land and rail operations. Mr. Henriques has served on the FECI Board of Directors since 1998 and as Chairman of the Audit Committee for four years. His extensive business experience includes holding numerous positions including group CEO of Union Planters Southern Group and other senior executive positions with NationsBank, Barnett Bank and the Bank of Nova Scotia.

    "I am very proud of what FECI has accomplished since I joined in 1999 and I strongly believe that Adolfo is the ideal choice to lead the Company in its next phase of growth," Mr. Anestis said. "Adolfo's personal knowledge of local markets, his network of relationships in Florida and familiarity with the Company as a current FECI board member make him the perfect fit for FECI," Mr. Anestis added.

    "Bob has made extraordinary contributions during his tenure at FECI," Mr. Henriques said. "As a FECI director for seven years, I've seen this Company under his leadership transformed into a dynamic and profitable real estate and transportation firm. Bob has left this Company in the best shape it has ever been and I look forward to building on his success," he added.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 6.7 million square feet of Class-A office and industrial space, as well as 804,000 square feet under construction and in lease up phase, and owns approximately 740 acres of entitled land and approximately 2,000 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's Web site at http://www.feci.com.

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may," and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             02/10/2005
    /CONTACT:  Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280, both of Florida East Coast Industries/
    /Web site:  http://www.feci.com/
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